UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Square Lancaster, Pennsylvania		17604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 717-291-2411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, Fulton Financial Corporation (“Fulton”) issued a press release, which is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference, to announce the promotions of Philmer H. Rohrbaugh and Beth Ann L. Chivinski. Effective June 1, 2016, Mr. Rohrbaugh will become Fulton’s Senior Executive Vice President and Chief Operating Officer, and Ms. Chivinski will replace Mr. Rohrbaugh as Fulton’s Senior Executive Vice President and Chief Risk Officer and become a member of Fulton’s senior management team.

Ms. Chivinski, age 55, has worked in various positions with Fulton since June of 1994. Most recently she served as Fulton’s Senior Executive Vice President and Chief Audit Executive since April 1, 2013. Prior to that, she served as Fulton’s Executive Vice President, Controller and Chief Accounting Officer from June 2004 to March 31, 2013. Ms. Chivinski holds a Bachelor of Arts degree in Accounting from Franklin & Marshall College and is a certified public accountant.

Mr. Rohrbaugh previously entered into an employment agreement with Fulton dated as of November 1, 2012, that is still in effect and which has not been amended in connection with his promotion. His employment agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K dated October 22, 2012, and incorporated herein by reference.

Ms. Chivinski also entered into an employment agreement with Fulton dated April 1, 2014 (the “Employment Agreement”), which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Employment Agreement provides for an annual base salary, which currently is $314,415, and other benefits, including participation in Fulton’s bonus and incentive compensation programs, retirement plans, welfare and other benefit programs. Fulton also provides Ms. Chivinski with a company car and country club membership fees. The Employment Agreement is similar to those Fulton has with other executive officers and does not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of her termination. However, if Ms. Chivinski terminates her employment for “Good Reason,” or her employment is terminated without “Cause” (as defined in the Employment Agreement), she would be entitled to receive her base salary, and other benefits, for twelve months. If, during the period beginning 90 days before a “Change in Control” (as defined in the Employment Agreement) and ending two years after such Change in Control, Ms. Chivinski is terminated by Fulton without “Cause” or she resigns for “Good Reason,” Fulton would be obligated to pay her two times the sum of the base salary immediately before the Change in Control and the highest annual cash bonus or other incentive compensation awarded to her over the past three years, plus other benefits.

Under the Employment Agreement, if Ms. Chivinski were to suffer a total “Disability” (as defined in the Employment Agreement) or death during the term, her employment would terminate, and Fulton would be obligated to pay Ms. Chivinski all amounts accrued under the Employment Agreement as of the date of such termination. In the event Ms. Chivinski becomes subject to a total “Disability” (as defined in the Employment Agreement) Fulton would initially be obligated to pay her at least six months base salary, thereafter, for as long as she continues to be disabled, Fulton would be obligated to continue to pay her at least 60% of the base salary until the earlier of the her death, or otherwise, until she turns 65 years old.

The Employment Agreement further prohibits Ms. Chivinski from, directly or indirectly, competing with, or soliciting or contacting any customers, employees or suppliers of, Fulton for a period of one (1) year after her separation from service with Fulton, and subjects her to any clawback policy that the Board of Directors may adopt.

There is no arrangement or understanding between Ms. Chivinski and any other person pursuant to which she was selected as an officer of Fulton and there are no family relationships between Ms. Chivinski and any of Fulton’s directors or executive officers. There are no transactions to which Fulton is a party and in which Ms. Chivinski has a direct or indirect material interest that is required to be disclosed. Fulton’s subsidiary banks have entered into lending and other transactions in the ordinary course of business with Fulton’s executive officers, and Fulton may have similar transactions with Ms. Chivinski in the future. Transactions with executive officers made by Fulton’s affiliate banks have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to or employed by Fulton, and did not involve more than the normal risk of collectability or present other unfavorable features.

The preceding is a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated April 1, 2014

99.1	Fulton Press Release dated May 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULTON FINANCIAL CORPORATION

Date: May 3, 2016	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Executive Vice President, General Counsel and Corporate Secretary